Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Monday, February 28, 2022

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Highlights:
•Q4 2021 bookings increased 16.5% over Q4 2020 levels even as global lift truck market growth continued to moderate
•Q4 2021 revenues increased 15.3% over Q4 2020 due to a 24.2% increase in shipments
•Despite improved shipments and record backlog levels, Q4 2021 production continued to be severely disrupted by component and logistics availability
•Q4 2021 consolidated operating loss of $107.0 million and consolidated net loss of $103.3 million due to the following:
▪At the Lift Truck and Bolzoni businesses, material and freight cost inflation and manufacturing variances driven by component shortages and increased operating expenses resulting from the reinstatement of pre-pandemic compensation and benefits
▪A non-cash goodwill impairment charge to operating profit of $55.6 million in the JAPIC segment, which includes $11.7 million for the non-controlling interest share of the impairment charge and resulted in a $43.9 million impact on net loss
▪Income tax expense includes a $19.4 million charge for additional valuation allowances primarily on certain U.S. and UK deferred tax assets
•Over 2022, as the Lift Truck segment works through its low-margin backlog resulting from cost increases for those trucks, margins are expected to improve in each successive 2022 quarter, which in turn is expected to lead to modest operating profit in the third quarter and strong operating profit in the fourth quarter of 2022 and in 2023. Bolzoni expects a similar pattern but with an earlier effect in 2022 because of its shorter backlog.

    Cleveland, Ohio, February 28, 2022 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $829.7 million, an operating loss of $107.0 million and a net loss of $103.3 million, or a loss of $6.14 per share, for the fourth quarter of 2021 compared with consolidated revenues of $719.6 million, operating profit of $13.7 million and net income of $13.1 million, or $0.78 per share, for the fourth quarter of 2020.
The fourth-quarter 2021 operating loss includes a non-cash goodwill impairment charge of $55.6 million which was recognized due to the impact of COVID-19 on shipment volumes and margins. Continued disruption of supply chains, including material inflation, freight costs and significant logistics constraints impacting both inbound and outbound goods, affected nearer- and long-term forecasts.
Full-year 2021 lift truck shipments increased to approximately 94,900 units from approximately 85,500 units in 2020, and consolidated revenues increased to $3.1 billion in 2021 compared with $2.8 billion in 2020. The Company had a consolidated operating loss of $152.3 million in 2021 compared with operating profit of $49.9 million in 2020, a consolidated net loss of $173.0 million, or a loss of $10.29 per share, for the year ended December 31, 2021 compared with consolidated net income of $37.1 million, or $2.21 per diluted share, for the year ended December 31, 2020.

For the 2021 full year, the Company's consolidated cash flow before financing activities was a use of cash of $278.0 million, which was comprised of net cash used for operating activities of $253.5 million plus net cash used for investing activities of $24.5 million. The significant use of cash for operating activities includes investments totaling $180.8 million in working capital, particularly inventory. For the 2020 full year, the Company's consolidated cash flow before financing activities was $123.2 million, which was comprised of net cash provided by operating activities of $166.9 million less net cash used for investing activities of $43.7 million.

Segment Financial Results
Summary results for the Company's three business segments were as follows for the fourth quarter of 2021 and 2020:

(in millions)	*Hyster-Yale Group		*Bolzoni		*Nuvera
	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020
Revenues	$783.5	$683.9	$93.5	$68.3	$0.2	$1.1
Gross Profit (Loss)	$54.4	$112.2	$14.1	$12.9	$(4.4)	$(3.7)
Operating Profit (Loss)	$(93.2)	$24.4	$(2.2)	$(1.3)	$(11.0)	$(9.7)
Less: Goodwill Impairment	$55.6	$—	$—	$—	$—	$—
**Adjusted operating profit (loss)	$(37.6)	$24.4	$(2.2)	$(1.3)	$(11.0)	$(9.7)
Net Income (Loss)	$(94.6)	$20.3	$(2.4)	$(2.0)	$(10.9)	$(7.0)
*For purposes of this release, Hyster-Yale Group refers to the Company's Lift Truck business, Bolzoni is the Attachment business and Nuvera is the Fuel Cell business.
** Adjusted Operating Profit (Loss) is a non-GAAP measure and should not be considered in isolation or as a substitute for a GAAP measure. See non-GAAP explanation on page 7.

Hyster-Yale Group Results
    Hyster-Yale Group unit shipments, bookings and backlog were as follows:

($ in millions)	Quarter Ended December 31, 2021	Quarter Ended September 30, 2021	Quarter Ended December 31, 2020
Unit Shipments	26,700	23,200	21,500
Unit Bookings	33,200	37,100	28,500
Unit Bookings $ Value	$870	$910	$660
Unit Backlog	105,300	98,800	40,600
Unit Backlog $ Value	$2,880	$2,450	$1,070

    Although the lift truck market continued to grow in the 2021 fourth quarter, increasing more than 15% over the prior year quarter, growth was at a more moderate pace than in the first nine months of the year. Compared with the 2021 third quarter, the global lift truck market increased approximately 5% primarily as a result of an almost 19% increase in the EMEA market and modest growth in the JAPIC markets partly offset by a 12.5% decline in the Americas market.
In the fourth quarter of 2021, bookings increased compared with the 2020 fourth quarter due to a robust market that resulted from increased economic activity and share gains. Nevertheless, as a result of the moderating market levels, bookings were lower than the 2021 third quarter, as expected. The average sales price per unit for bookings increased compared with both the 2021 third quarter and the prior-year quarter because the Company continued to increase prices to offset material and freight cost inflation. The increase in prices also translated into an increase in the current average sales price per unit of backlog in the 2021 fourth quarter over the prior periods as well.
Fourth-quarter unit shipments increased to above pre-pandemic levels as the Company was able to slot orders that were able to be fully built and shipped in spite of significant component shortages caused by ongoing global supply chain and logistics constraints. Despite the increase in the fourth-quarter shipments, bookings net of shipments in the quarter added to an already historically high backlog level and delivery lead times continued to increase.
These factors led to a 14.6% increase in Lift Truck segment revenues in the fourth quarter of 2021 over the fourth quarter of 2020. The improvement in revenue was primarily due to higher unit and parts volumes in the Americas and EMEA segments, mainly from a 5,200 unit increase in shipments in all classes except Class 1 electric trucks. The favorable effect of price increases put in place to mitigate the impact of material and freight cost inflation also contributed to the higher Lift Truck revenues.

Geographic Segment Results

(in millions, except units)	Americas(1)		EMEA(1)		JAPIC(1)
	Q4 2021	Q4 2020	Q4 2021	Q4 2020	Q4 2021	Q4 2020
Unit Shipments	15,400	12,000	7,900	6,100	3,400	3,400
Revenues	$551.5	$458.8	$179.7	$172.6	$52.3	$52.5
Gross Profit	$31.6	$77.8	$18.3	$29.0	$4.5	$5.4
Operating Profit (Loss)	$(31.0)	$24.2	$(2.6)	$7.1	$(59.6)	$(6.9)
Less: Goodwill Impairment	$—	$—	$—	$—	$55.6	$—
Adjusted operating profit (loss)(2)	$(31.0)	$24.2	$(2.6)	$7.1	$(4.0)	$(6.9)
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.
(2) Adjusted Operating Profit (Loss) is a non-GAAP measure and should not be considered in isolation or as a substitute for a GAAP measure. See non-GAAP explanation on page 7.

Throughout 2021, the Company's ability to ship product was significantly constrained by parts shortages and supply chain disruptions. These shortages, which only modestly improved in the fourth quarter, arose due to lack of shipping container availability from Asia, congestion at U.S. ports and a shortage of trucks available to move goods once they were received at U.S. ports. All of these factors have limited the Company's receipt of parts when scheduled. The Company has put significant effort into securing components by using different shipping methods and vendors. However, the limited availability of alternative shipping methods and the build-to-order, highly configured nature of the Company's trucks has meant that alternative vendors that can provide the necessary variety of components are very limited, with the result that counteracting these constraints successfully has been very difficult.
Primarily due to these factors, and despite the higher revenues, the Lift Truck business generated an Adjusted operating loss of $37.6 million compared with operating profit of $24.4 million in the fourth quarter of 2020. The substantial decline in results was mainly due to a significant decrease in gross profit in the Americas and EMEA segments and higher operating expenses mainly as a result of the reinstatement of pre-pandemic compensation and benefits that were suspended in 2020. Gross profit declined primarily as a result of cost increases of $68.6 million, net of price increases of $17.5 million, driven by significant material cost and freight inflation for trucks already in the backlog and a shift in sales mix to lower-margin lift trucks. Additionally, component shortages resulting from supply chain and logistics constraints had a severe impact on the Company's ability to produce and ship products in the backlog, resulting in manufacturing costs that were $13.3 million higher than the 2020 fourth quarter. Higher unit volumes and the realization of higher margins on parts sales only partly offset the significant increase in material and freight costs. A $55.6 million non-cash goodwill impairment charge in the JAPIC segment increased the reported operating loss to $93.2 million.
While all three of the geographic Lift Truck segments were affected by these unfavorable increases in material and freight costs, the Americas segment experienced the greatest impact. In the Americas, the benefit of a 20.2% increase in revenues resulting from higher unit and parts volumes in the fourth quarter of 2021 over the prior year quarter was more than offset by a $56.3 million increase in material and freight costs, net of price increases of $16.0 million, a shift in sales mix to lower-margin lift trucks and higher manufacturing costs resulting from inefficiencies associated with component shortages that constrained the Americas' ability to build products, as well as higher operating expenses. These factors led to an operating loss of $31.0 million in the 2021 fourth quarter compared with operating profit of $24.2 million in the fourth quarter of 2020.
In the fourth quarter of 2021, revenues in the EMEA segment increased 4.1% over the 2020 fourth quarter as benefits from higher unit and parts volumes were partly offset by unfavorable foreign currency movements. EMEA reported an operating loss of $2.6 million compared with operating profit of $7.1 million in the fourth quarter of 2020. The lower results were due to higher material and freight costs of

$8.7 million, net of price increases of $0.6 million, higher manufacturing costs due to production delays of $4.8 million and the absence of pandemic-related government support incentives of $1.3 million received in the prior year. Lower operating expenses as a result of the absence of a $2.0 million restructuring charge taken in the prior year quarter partly offset the lower EMEA results.
The JAPIC segment's Adjusted operating loss decreased to $4.0 million in the fourth quarter of 2021 from a reported operating loss of $6.9 million in the fourth quarter of 2020. The improvement was due to lower operating expenses partly offset by lower gross profit resulting from higher material and freight costs and additional manufacturing costs. Due to the impact of the continued pandemic-related disruption of supply chains, including material inflation, freight costs and significant logistics constraints, on the Company's nearer- and long-term forecasts, the JAPIC segment realized a non-cash goodwill impairment charge of $55.6 million which resulted in the JAPIC segment reporting an operating loss of $59.6 million.

Hyster-Yale Group Strategic Perspective
In 2022, the global lift truck market is expected to recede from the historical highs of 2021, but still be higher than pre-pandemic levels. As a result of this market outlook, the Lift Truck business is anticipating a substantial decrease in bookings in 2022 compared with 2021, with the rate of decrease expected to moderate in the fourth quarter.
In 2021, the Company experienced production and shipment levels which were far lower than its objectives due to continued supply chain logistics constraints and component shortages. These constraints are anticipated to continue into the beginning of the third quarter of 2022 but begin to moderate during the first half of the year. Full-year shipments are expected to increase significantly in 2022 over 2021 given the Company's robust backlog and actions put in place to mitigate the impact of the supply chain constraints and shortages.
The significant material cost inflation and higher freight costs and the non-renewal of tariff exclusions are expected to continue to keep the cost of components and freight high in 2022 compared with 2021. Inflation continued to rise in the fourth quarter of 2021, but at a slightly lower rate of change. However, while more moderate cost increases are expected to continue in 2022, there are some signs that suggest material costs have peaked. In light of this cost inflation, the Lift Truck business has implemented price increases several times over the course of 2021 and at the beginning of 2022, but many of the orders in the backlog slotted for production in the first nine months of 2022 do not reflect the full effect of all these price increases. On the other hand, new bookings are being made at close to target margins based on expected future costs at the time of production. As a result, the Company expects to continue to experience very low margins in the first quarter of 2022 due to the lag between when unit price increases went into effect and when revenue is realized as the units are shipped. Margins are then expected to increase over the successive 2022 quarters with much stronger margins in the fourth quarter when the higher-margin, already-booked trucks, and trucks anticipated to be booked, are expected to be produced and shipped. The Company will continue to work aggressively to try to manage supply chain and logistics costs, component availability and tariff exclusions, and will continue to adjust prices accordingly. As a result of these factors, the Lift Truck business expects significant operating and net losses in the first quarter of 2022, moderated losses in the second quarter, profitability in the third quarter and substantial profit in the fourth quarter.
From a strategic perspective, Hyster-Yale Group has three core strategies that are expected to have a transformational impact on the Company’s competitiveness, market position and economic performance as it emerges from the current period of mismatch of costs and pricing. The first is to provide the lowest cost of ownership while enhancing customer productivity. The primary focus of this strategic initiative is the new modular and scalable product projects, which are expected to lay the groundwork for enhanced market position by providing lower cost of ownership and enhanced productivity for the Company’s customers, including low-intensity applications. Additional to this are key projects geared toward electrification of trucks for applications now dominated by internal combustion engine trucks, automation product options and providing telemetry and operator assist systems. The second core strategy is to be the leader in the delivery of industry- and customer-focused solutions. The primary focus for this strategic initiative is transforming the Company's sales approach by using an industry-focused approach to meet its customers' needs. The third core strategy is to be the leader in independent distribution. The main focus of this strategic initiative is on dealer and major account coverage, dealer excellence and ensuring outstanding dealer ownership globally.
As a result of these core strategies, the increased shipment volume potential of the current backlog and expected bookings in 2022, and enhanced prices, the Lift Truck business expects to move from significant operating losses in the first quarter of 2022 to substantial operating profit and net income in the fourth quarter, with the improvements in the second half of the year expected to more than offset the losses in the first half. Over this period, the Company is projecting the stabilization of product and transportation costs and the continued expectation of improved component and logistics availability. The Company is also anticipating the continued introduction of additional modular and scalable product families and the continued implementation of cost-savings initiatives over this period and the longer term. As the Company brings costs, price and production volumes in line over 2022, the Lift Truck business is expected to have a strong operating profit and net income in 2023.

Bolzoni Results
Bolzoni's revenues for the 2021 fourth quarter increased to $93.5 million from $68.3 million in the 2020 fourth quarter primarily as a result of higher sales volumes.
Despite higher revenues and a 9.3% improvement in gross profit, Bolzoni reported an operating loss of $2.2 million for the fourth quarter of 2021 compared with an operating loss of $1.3 million in the fourth quarter of 2020. The higher net loss was primarily due to an increase in operating expenses mainly from the reinstatement of pre-pandemic salaries and benefits that were suspended in 2020 and the loss of government COVID-19 support in 2020. The gross profit improvement was driven by the increase in unit volumes and improved manufacturing efficiencies on higher volumes partially offset by higher material and freight costs and a shift in mix to lower margin products.

Bolzoni Strategic Perspective
Over the course of 2022, Bolzoni expects component shortages to moderate and the timing of pricing actions to permit improved returns beginning with moderate operating profit in the first quarter and continuing with improving operating profit in the remaining quarters of 2022. As a result, Bolzoni expects sizeable operating profit and net income in 2022 compared with operating and net losses in 2021.
Bolzoni continues to focus on implementing its "One Company - 3 Brands" organizational approach to help streamline corporate operations and strengthen its North America and JAPIC commercial operations. Bolzoni is working to increase its Americas business by strengthening its ability to serve key attachment industries and customers in the North America market through the introduction of a broader range of locally produced attachments with shorter lead times, while continuing to sell cylinders and various other components produced in its Sulligent, Alabama plant. Bolzoni is also increasing its sales, marketing and product support capabilities both in North America and Europe based on an industry-specific approach, with an immediate focus on the paper, beverage, appliance, third-party logistics and automotive industries.

Nuvera Results
Nuvera's revenues decreased to $0.2 million in the fourth quarter of 2021 from $1.1 million in the fourth quarter of 2020. The revenue decrease was primarily the result of fewer sales of fuel cell engines for lift truck battery-box replacements. Nuvera continued to focus on increasing its sales pipeline for its 45kW and 60kW engines in all major geographic areas by strengthening its commercial programs. Despite an accelerating demonstration pipeline, the COVID-19 pandemic and slow customer adoption of fuel cells have delayed bookings, manufacture and shipment of orders for its larger engines.
In the fourth quarter of 2021, Nuvera's operating loss increased to $11.0 million from $9.7 million in the fourth quarter of 2020. The higher operating loss was primarily attributable to Nuvera reducing its inventory value by $1.3 million to its estimated net realizable value as a result of a reduced near-term sales forecast.

Nuvera Strategic Perspective
Nuvera continues to focus on applying its 45kW and 60kW engines, which were both released for sale late in 2020, in niche, heavy-duty vehicle applications with expected near-term significant fuel cell adoption potential. As a result of these releases, Nuvera accelerated its 45kW and 60kW engine commercialization operations for the global market. In 2022, Nuvera will continue to focus on ramping up demonstrations, quotes and bookings of these products. In addition, Nuvera has initiated development of a new 125kW engine and continues to focus on applications in the forklift truck market. Excluding the impact of the inventory valuation and fixed asset impairment charges taken in 2021, the Company expects moderately reduced losses at Nuvera in 2022 as a result of enhanced fuel cell shipments.

Consolidated Outlook
Given the continued extensive component shortages due to supply chain constraints, significant material and freight cost inflation, as well as continued losses at Nuvera, the Company, on a consolidated basis, expects a large net loss in the first quarter, a substantially reduced, but still large, net loss in the second quarter, approximately breakeven results in the third quarter and substantial net income in the fourth quarter of 2022. These expectations are based on the expected reasonable resolution of component shortages and relative stabilization of material and freight costs. However, the fourth-quarter net income is not expected to fully offset the losses generated in the first nine months.
The Company is managing 2022 capital expenditures, operating expenses and its production plans in a manner designed to protect liquidity. Capital expenditures are expected to be approximately $31.5 million in 2022. The Company has implemented a program of strict controls over operating expenses to reduce cash outflow, including delays in the timing of certain strategic program investments. While the Company expects in time to make these capital expenditures and investments in the business, maintaining liquidity will continue to be a priority. The Company's ability to build and ship trucks was significantly constrained by parts shortages of certain critical components while the remaining components needed to build trucks were received and added to inventory, causing inventory levels to increase substantially. In this context, the Company expects to reduce inventory significantly by using current inventory to build trucks for which production has been significantly delayed due to critical parts shortages.
At December 31, 2021, the Company's cash on hand was $65.5 million and debt was $518.5 million compared with cash on hand of $61.4 million and debt of $428.0 million at September 30, 2021, and cash on hand of $151.4 million and debt of $289.2 million at December 31, 2020. As of December 31, 2021, the Company had unused borrowing capacity of approximately $165.0 million under the Company's revolving credit facilities compared with $245.9 million at September 30, 2021 and $266.4 million at December 31, 2020.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Tuesday, March 1, 2022 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at http://www.directeventreg.com/registration/event/3864728 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through March 8, 2022. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding strategic initiatives can also be found in the Company's Q4 2021 Investor Deck that will be made available on the Company's website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling. Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9589, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
    This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted operating profit (loss) and Adjusted EBITDA in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Adjusted operating profit (loss) and Adjusted EBITDA do not represent operating profit (loss) or net income, as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines Adjusted operating profit (loss) as Operating Profit (Loss) before goodwill impairment and defines Adjusted EBITDA as income before goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted operating profit (loss) and Adjusted EBITDA are not measurements under U.S. GAAP and are not necessarily comparable with similarly titled measures of other companies. Management believes that Adjusted operating profit (loss) and Adjusted EBITDA assist investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted operating profit (loss) and Adjusted EBITDA.
    For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) the duration and severity of the COVID-19 pandemic, any preventive or protective actions taken by governmental authorities, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (3) delays in manufacturing and delivery schedules, (4) customer acceptance of pricing, (5) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (6) further impairment charges or charges due to valuation allowances, (7) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of a COVID-19 triggered economic recession, (8) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (10) the successful commercialization of Nuvera's technology, (11) the political and economic uncertainties in the countries where the Company does business, (12) bankruptcy of or loss of major dealers, retail customers or suppliers, (13) customer acceptance of, changes in the costs of, or delays in the development of new products, (14) introduction of new products by, or more favorable product pricing offered by, competitors, (15) product liability or other litigation, warranty claims or returns of products, (16) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (17) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions.

About Hyster-Yale Materials Handling, Inc.
    Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale also has significant joint ventures in Japan (Sumitomo NACCO) and in China (Hyster-Yale Maximal). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
	(In millions, except per share data)

Revenues	$829.7	$719.6	$3,075.7	$2,812.1
Cost of sales	766.2	597.9	2,712.3	2,346.7
Gross Profit	63.5	121.7	363.4	465.4
Selling, general and administrative expenses	114.9	108.0	450.1	415.5
Impairment loss	55.6	—	65.6	—
Operating Profit (Loss)	(107.0)	13.7	(152.3)	49.9
Other (income) expense
Interest expense	4.8	3.0	15.5	13.7
Income from unconsolidated affiliates	(3.5)	(2.6)	(11.7)	(6.6)
Other, net	(1.3)	(1.1)	(1.2)	0.6
Income (Loss) before Income Taxes	(107.0)	14.4	(154.9)	42.2
Income tax provision	7.8	1.2	28.3	3.7
Net (income) loss attributable to noncontrolling interests	11.5	(0.1)	10.2	(1.4)
Net Income (Loss) Attributable to Stockholders	$(103.3)	$13.1	$(173.0)	$37.1

Basic and Diluted Earnings (Loss) per Share	$(6.14)	$0.78	$(10.29)	$2.21

Basic Weighted Average Shares Outstanding	16.825	16.803	16.818	16.775
Diluted Weighted Average Shares Outstanding	16.825	16.810	16.818	16.799

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	3/31/2021	6/30/2021	9/30/2021	12/31/2021	LTM 12/31/2021
	(In millions)
Net Income (Loss) Attributable to Stockholders	$5.6	$1.9	$(77.2)	$(103.3)	$(173.0)
Impairment charges	—	—	10.0	55.6	65.6
Noncontrolling interest income (loss)	0.5	0.4	0.4	(11.5)	(10.2)
Income tax provision (benefit)	2.4	(2.4)	20.5	7.8	28.3
Interest expense	2.8	3.8	4.1	4.8	15.5
Interest income	(0.1)	(0.1)	(0.1)	(0.3)	(0.6)
Depreciation and amortization expense	11.7	11.6	11.4	11.5	46.2
Adjusted EBITDA*	$22.9	$15.2	$(30.9)	$(35.4)	$(28.2)

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income (loss) before Goodwill and fixed asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2021	2020	2021	2020
	(In millions)
Revenues
Americas	$551.5	$458.8	$1,984.6	$1,891.2
EMEA	179.7	172.6	678.9	588.6
JAPIC	52.3	52.5	233.9	193.1
Hyster-Yale Group	$783.5	$683.9	$2,897.4	$2,672.9
Bolzoni	93.5	68.3	347.8	283.7
Nuvera	0.2	1.1	0.7	3.9
Eliminations	(47.5)	(33.7)	(170.2)	(148.4)
Total	$829.7	$719.6	$3,075.7	$2,812.1

Gross profit (loss)
Americas	$31.6	$77.8	$221.8	$318.1
EMEA	18.3	29.0	86.9	86.4
JAPIC	4.5	5.4	21.2	20.3
Hyster-Yale Group	$54.4	$112.2	$329.9	$424.8
Bolzoni	14.1	12.9	61.5	53.4
Nuvera	(4.4)	(3.7)	(26.7)	(12.2)
Eliminations	(0.6)	0.3	(1.3)	(0.6)
Total	$63.5	$121.7	$363.4	$465.4

Operating profit (loss)
Americas	$(31.0)	$24.2	$(19.7)	$102.1
EMEA	(2.6)	7.1	0.3	3.1
JAPIC	(59.6)	(6.9)	(67.5)	(19.6)
Hyster-Yale Group	$(93.2)	$24.4	$(86.9)	$85.6
Bolzoni	(2.2)	(1.3)	(1.8)	1.0
Nuvera	(11.0)	(9.7)	(62.3)	(36.1)
Eliminations	(0.6)	0.3	(1.3)	(0.6)
Total	$(107.0)	$13.7	$(152.3)	$49.9

Net income (loss) attributable to stockholders
Americas	$(40.3)	$19.6	$(57.6)	$71.6
EMEA	(3.9)	6.5	1.0	5.6
JAPIC	(50.4)	(5.8)	(55.3)	(14.3)
Hyster-Yale Group	$(94.6)	$20.3	$(111.9)	$62.9
Bolzoni	(2.4)	(2.0)	(0.2)	0.2
Nuvera	(10.9)	(7.0)	(59.4)	(25.6)
Eliminations	4.6	1.8	(1.5)	(0.4)
Total	$(103.3)	$13.1	$(173.0)	$37.1

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2021	2020
	(In millions)
Net cash provided by (used for) operating activities	$(253.5)	$166.9
Net cash used for investing activities	(24.5)	(43.7)
Cash Flow Before Financing Activities	$(278.0)	$123.2

	December 31, 2021	December 31, 2020
	(In millions)
Debt	$518.5	$289.2
Cash	65.5	151.4
Net Debt	$453.0	$137.8